================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           TRANSAMERICA CORPORATION
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               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                                                        Transamerica Corporation
LOGO                                                    600 Montgomery Street
                                                        San Francisco,
                                                        California 94111
-------------------------------------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             Thursday, May 1, 1997

                                  11:00 A.M.

To The Stockholders:

  The Annual Meeting of Stockholders of Transamerica Corporation will be held at The Booth Playhouse in the North Carolina Blumenthal Performing Arts Center at Founders Hall, 130 North Tryon Street, Charlotte, North Carolina, on Thursday, May 1, 1997, at 11:00 A.M., for the purpose of:

  1.Electing three directors of the Corporation to hold office for three-year terms;

  2.Electing independent auditors to audit the Corporation's financial statements for the year 1997;

  3.Acting upon a stockholder resolution if properly presented at the meeting.

  All other matters which may properly come before the meeting and any adjournment thereof will also be considered.

  Stockholders of record at the close of business on March 5, 1997 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. A list of such stockholders will be available at the meeting and, for any purpose germane to the meeting, during the ten days prior to the meeting, at the office of the Secretary of the Corporation, 600 Montgomery Street, San Francisco, California, during ordinary business hours.

                                   By Order of the Board of Directors

                                           Shirley H. Buccieri
                                                Secretary

San Francisco, California
March 18, 1997

                                PROXY STATEMENT
                                      OF
                           TRANSAMERICA CORPORATION
                             600 MONTGOMERY STREET
                        SAN FRANCISCO, CALIFORNIA 94111

INFORMATION CONCERNING THE SOLICITATION

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Transamerica Corporation of proxies to be voted at the Annual Meeting of Stockholders to be held on May 1, 1997 and at any adjournment thereof. Proxies are revocable at any time prior to exercise by written notice to the Secretary of the Corporation or upon request if the stockholder is present at the Annual Meeting and chooses to vote in person. If a proxy is properly signed and not revoked, the shares it represents will be voted in accordance with the instructions of the stockholder. If no specific instructions are given, the shares represented by the proxy will be voted for the election of directors, for Proposal 2 and against Proposal 3.

  Stockholders of record at the close of business on March 5, 1997 are entitled to vote at the Annual Meeting. On that date the Corporation had outstanding 65,963,078 shares of common stock, $1 par value, each share being entitled to one vote and each one-half share being entitled to one-half vote. A proxy given by any stockholder participating in the Corporation's Dividend Reinvestment Plan or in the Corporation's Employees Stock Savings Plan will govern the voting of all full shares held for such stockholder's account under those Plans.

  A majority of the shares entitled to vote, present in person or by proxy, constitutes a quorum. Abstentions and broker non-votes are counted as shares present in determining whether the quorum requirement is satisfied. If a quorum is present, the affirmative vote of a plurality of the shares entitled to vote will be required for the election of directors and the affirmative vote of a majority of the shares entitled to vote will be required for the election of independent auditors and approval of Proposal 3. Votes may be cast "For" or "Withheld" for each director nominee; votes withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all other proposals and will have the same effect as negative votes.

  All of the items on the proxy card are considered "routine" under the rules of the New York Stock Exchange. Under such rules, brokers who hold shares in street name have the authority to vote in their discretion on "routine" items in the absence of specific instructions from beneficial owners.

  The cost of soliciting proxies will be borne by the Corporation. The Corporation will reimburse brokerage firms, banks and other nominees, custodians and fiduciaries for their reasonable expenses incurred in sending proxy material to beneficial owners of shares and obtaining their instructions. Regular employees of the Corporation may solicit proxies personally, by mail or by telephone. In addition, the Corporation has retained Georgeson & Co., Inc. to assist in the distribution of the proxies and proxy statements for a fee estimated not to exceed $16,000 plus out-of-pocket expenses.

  The Corporation has a policy that provides for the confidentiality of stockholder proxies, ballots and vote tabulations, subject to certain exceptions. The policy also provides for the tabulation of the vote by an independent third party.

  This proxy statement, the proxy and the Corporation's 1996 Annual Report were first mailed to stockholders on March 18, 1997.

                           (1) ELECTION OF DIRECTORS

INFORMATION CONCERNING THE NOMINEES AND CURRENT DIRECTORS

  The Corporation's Certificate of Incorporation provides that the members of the Board of Directors shall be divided into three classes with approximately one-third of the directors to stand for election each year for three-year terms. The total number of directors is currently set pursuant to the Corporation's By-Laws at nine. Of this number, three members of the Board of Directors have terms expiring, and are nominees for election, at the 1997 Annual Meeting of Stockholders. Three members have terms expiring at the 1998 Annual Meeting of Stockholders and three members have terms expiring at the 1999 Annual Meeting of Stockholders.

  Unless instructions to the contrary are given, all proxies received by the Corporation will be voted for the election of the three nominees named below as directors of the Corporation to hold office until the 2000 Annual Meeting of Stockholders and until their respective successors are elected and qualified (except Mr. Shumway, whose term will end in April 1999 when he reaches age 72, as required under the Corporation's mandatory retirement policy for directors). All of the nominees have been recommended by the Board of Directors and all have indicated a willingness to serve if elected. Should any nominee not be a candidate at the 1997 Annual Meeting, all proxies received by the Corporation will be voted in favor of the other nominees and for such substitute nominee (if any) as shall be designated by the proxy holders named in the enclosed form of proxy, or the number of directors may be reduced by the Board of Directors.

  Certain information concerning each of the three nominees, and each current director in the classes continuing in office, is set forth below.

NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2000

TONI REMBE                            Director since 1995                 Age 60

Partner at Pillsbury Madison & Sutro LLP, a law firm. She also serves as a director of APL Limited, Pacific Telesis Group and Potlatch Corporation.

FORREST N. SHUMWAY                    Director since 1973                 Age 69

Retired Vice Chairman of the Board of Allied-Signal Inc., a multi-industry company. He also serves as a director of Aluminum Company of America, APL Limited and The Clorox Company.

PETER V. UEBERROTH                    Director since 1984                 Age 59

Managing Director of The Contrarian Group, Inc., a business management company, since 1989. Since 1995, he has been Co-Chairman of the Board and a director of Doubletree Corporation, a hotel company. He also serves as a director of Ambassadors International, Inc., CB Commercial Real Estate Services Group Inc., Candlewood Hotel Company, Inc. and The Coca-Cola Company.

DIRECTORS CONTINUING IN OFFICE UNTIL 1998

ROBERT W. MATSCHULLAT                 Director since 1996                 Age 49

Vice Chairman of the Board, Chief Financial Officer and a director of The Seagram Company Ltd., a beverage and entertainment/communications company, since 1995. He was a managing director, and head of worldwide investment banking, at Morgan Stanley & Co., Inc. from 1991 to 1995.

GORDON E. MOORE                       Director since 1981                 Age 68

Chairman of the Board and a director of Intel Corporation, a semiconductor manufacturing company. He also serves as a director of Varian Associates, Inc. and Gilead Sciences, Inc.

CONDOLEEZZA RICE                      Director since 1991                 Age 42

Vice President and Provost of Stanford University since 1993. She is Professor of Political Science at Stanford and has been a member of the Stanford faculty since 1981. She also serves as a director of Chevron Corporation.

DIRECTORS CONTINUING IN OFFICE UNTIL 1999

SAMUEL L. GINN                        Director since 1989                 Age 59

Chairman of the Board, Chief Executive Officer and a director of AirTouch Communications, Inc., a worldwide wireless telecommunications company, since 1994. He was Chairman of the Board, President, Chief Executive Officer and a director of Pacific Telesis Group, a diversified telecommunications company, from 1988 to 1994. He also serves as a director of Chevron Corporation, Hewlett-Packard Company and Safeway Inc.

FRANK C. HERRINGER                    Director since 1986                 Age 54

Chairman of the Board, Chief Executive Officer and President of the Corporation. He has been Chairman since January 1, 1996, Chief Executive Officer since 1991 and President since 1986. He also serves as a director of The Charles Schwab Corporation, Pacific Telesis Group and Unocal Corporation.

CHARLES R. SCHWAB                     Director since 1989                 Age 59

Chairman of the Board, Chief Executive Officer and a director of The Charles Schwab Corporation, a discount brokerage firm. He also serves as a director of AirTouch Communications, Inc., The Gap, Inc. and Siebel Systems, Inc.

DIRECTOR COMPENSATION AND BENEFITS

  Directors who are not employees of the Corporation or its subsidiaries receive an annual retainer of $30,000 and a fee of $1,000 for each Board or committee meeting attended. Committee chairs also receive an annual retainer of $5,000. Directors who are employees of the Corporation do not receive any compensation for their service as directors.

  Directors are eligible annually to defer receipt of $5,000 or more of their retainers and meeting fees under the Corporation's deferred compensation plan. Amounts deferred are credited with interest. The interest rate is adjusted annually and equals an average of the rate paid by ten-year U.S. Treasury Notes, plus a premium of 0% to 3%, depending on the length of the term of deferral. For amounts deferred prior to 1996, the interest rate for deferral terms of at least five years is indexed to the Moody's A-Rated Corporate Bond Yield, with a premium of 2% to 4%. The time and method of payment of deferred compensation and other terms and conditions are set forth in deferred compensation elections made prior to deferral by each participating director.

  Non-employee directors receive stock options pursuant to The 1985 Stock Option and Award Plan of Transamerica Corporation (the "1985 Plan"). Under the 1985 Plan, each non-employee director is automatically granted a nonqualified stock option for 1,500 shares each year. All options are granted at fair market value on the effective date of the grant and generally have a term not exceeding ten years and one month. Options issued to non-employee directors are exercisable in full beginning six months after grant.

  Beginning on May 1, 1997, and on the date of each succeeding Annual Meeting of Stockholders, non-employee directors will be granted phantom restricted shares of the Corporation's common stock. On any grant date, the number of phantom restricted shares granted will equal 50% of the annual retainer then in effect divided by the fair market value of a share of the Corporation's common stock on such date. These phantom restricted shares are in addition to the regular annual retainer. Phantom restricted shares will be credited with phantom dividends on the same basis as the Corporation's common stock, and such dividends will be immediately reinvested in additional phantom restricted shares at the then fair market value of the Corporation's common stock. The value of a phantom restricted share on any date will equal the then fair market value of a share of the Corporation's common stock. Phantom restricted shares will be paid in cash upon the earlier of the director's termination of service as a director or a change of control of the Corporation (as defined in the plan).

  Effective May 1, 1997, the Corporation's retirement plan for non-employee directors will be terminated and no further benefits will accrue under such plan. The plan provides that non-employee directors with at least five years of service are eligible upon retirement from the Board to receive annual retirement payments equal to the annual retainer in effect at the time of retirement (exclusive of any meeting fees or fees for serving as a committee chair). Payments will be made to the director or, in the event of the director's death, his or her spouse, for a period equal to the period of service as a director. Directors may elect to have benefits earned based on service through that date converted into phantom restricted shares based on the fair market value of the Corporation's common stock on the conversion date. If such an election is made, payment of the value of such phantom restricted shares will be made as described in the paragraph above.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS HELD

  Mr. Moore (Chairman), Ms. Rembe, Ms. Rice and Messrs. Ginn and Schwab are members of the Corporate Audit Committee of the Board of Directors. The committee recommends the engagement of independent auditors, reviews the plan and results of the audit engagement with the independent auditors, approves professional services provided by the independent auditors, reviews the independence of the independent auditors, considers the fees of the independent auditors, reviews the Corporation's annual financial statements, reviews the scope and results of the Corporation's internal auditing activities and the adequacy of internal accounting controls, and directs special investigations. The Corporate Audit Committee held five meetings in 1996.

  Messrs. Ueberroth (Chairman), Ginn, Matschullat and Shumway are members of the Management Development and Compensation Committee of the Board of Directors. The Committee establishes corporate compensation objectives, reviews comparative studies of compensation programs to enable the Corporation to offer the competitive compensation programs necessary to attract and retain superior management and reviews and approves cash compensation arrangements and incentive plans for senior management. The Committee also reviews, approves and administers the Corporation's Value Added Incentive Plan, stock option plans, deferred compensation plan, perquisite programs for corporate officers and similar programs. The Committee also authorizes the granting of options, restricted stock and other awards under the Corporation's stock option plans. The Committee also nominates corporate officers and reviews succession plans for senior corporate and subsidiary officer positions. The Management Development and Compensation Committee held five meetings in 1996.

  Mr. Schwab (Chairman), Ms. Rice and Messrs. Herringer and Shumway are members of the Nominating Committee of the Board of Directors. The Committee recommends to the Board of Directors the size of the Board and criteria for qualification as a candidate for Board membership, reviews the qualifications of candidates for Board membership and directs the search for qualified candidates to fill Board vacancies that may occur from time to time. The Committee also recommends to the Board the slate of director candidates to be proposed for election by the stockholders at the annual meetings and candidates to fill vacancies which occur between such annual meetings. The Committee also recommends to the Board the establishment of, and charge of responsibilities to, various committees of the Board. The Nominating Committee held three meetings in 1996. Subject to the provisions of the Corporation's By-Laws, the Nominating Committee will consider nominees for directors recommended by stockholders. Any recommendations should be submitted in writing to the Secretary of the Corporation, 600 Montgomery Street, San Francisco, California 94111.

  In 1996, the Board of Directors held seven meetings. Each director attended 75% or more of the meetings of the Board and committees of which he or she was a member.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  There are no "interlocks" (as defined by the rules of the Securities and Exchange Commission) with respect to any member of the Management Development and Compensation Committee of the Board of Directors, and such Committee consists entirely of independent, non-employee directors.

STOCKHOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table indicates, as to each director and each executive officer named in the Summary Compensation Table on page 11, and as to all directors and executive officers as a group, the number of shares and percentage of the Corporation's common stock beneficially owned as of March 5, 1997.

                                                                PERCENTAGE OF
                                               SHARES OF        COMMON STOCK
                                              COMMON STOCK      BENEFICIALLY
                   NAME                  BENEFICIALLY OWNED(1)    OWNED(1)
   ------------------------------------  ---------------------- -------------
   DIRECTORS
   Samuel L. Ginn                            9,247 (2)(3)              *
   Frank C. Herringer                    1,170,008 (3)(4)(5)         1.7%
   Robert W. Matschullat                     2,024                     *
   Gordon E. Moore                          11,541 (2)                 *
   Toni Rembe                                5,068 (2)                 *
   Condoleezza Rice                          4,000 (2)                 *
   Charles R. Schwab                        12,975 (2)                 *
   Forrest N. Shumway                       16,742 (2)(3)              *
   Peter V. Ueberroth                       14,500 (2)(3)              *
   EXECUTIVE OFFICERS
   Thomas J. Cusack                        305,464 (3)(4)              *
   Richard H. Finn                         871,439 (3)(4)            1.3%
   Richard N. Latzer                       218,682 (4)                 *
   Robert A. Watson                        187,820 (4)                 *
   All directors and executive officers
    as a group (18 persons)              3,197,270 (2)(3)(4)(5)      4.6%

--------
(1) Represents shares held as of March 5, 1997 directly and with sole voting and investment power (or with voting and investment power shared with a spouse) unless otherwise indicated. An asterisk indicates that the number of shares owned by the director or executive officer represents less than 1% of the outstanding shares of common stock.

(2) Includes, as to each of Mr. Ginn, Mr. Moore, Mr. Schwab, Mr. Shumway and Mr. Ueberroth, 5,500 shares, and as to each of Ms. Rembe and Ms. Rice, 3,000 shares, which may be acquired upon the exercise of director stock options, all of which are currently exercisable. These shares are considered outstanding for purposes of calculating each director's percentage ownership.

(3) Includes shares held by family trusts as to which each of the following directors and executive officers and their respective spouses have shared voting and investment power: Mr. Ginn, 3,747 shares; Mr. Shumway, 11,242 shares; Mr. Ueberroth, 9,000 shares; Mr. Finn, 49,565 shares; Mr. Cusack, 3,500 shares; as to which Mr. Herringer has either sole, or he and his spouse have shared, voting and investment power, 53,594 shares; and all directors and executive officers as a group, 145,968 shares.

(4) Includes shares which may be acquired upon the exercise of stock options exercisable on March 5, 1997, or within 60 days thereafter, as follows:
    Mr. Cusack, 300,550 shares; Mr. Finn, 806,700 shares; Mr. Herringer, 1,107,200 shares; Mr. Latzer, 215,000 shares; Mr. Watson, 187,500 shares; all directors and executive officers as a group, 2,993,600 shares. These shares are considered outstanding for purposes of calculating each such executive officer's percentage ownership. The table also includes restricted stock awards, as to which the executive officer has the right to vote and to receive dividends and which remain to be vested on April 27, 1997, as follows: Mr. Cusack, 1,000 shares;

    Mr. Herringer, 1,250 shares; Mr. Latzer, 250 shares; all directors and executive officers as a group, 3,500 shares. Also includes shares held under the Corporation's Employees Stock Savings Plan on January 31, 1997 and as to which the participant has sole voting and investment power, as follows: Mr. Cusack, 414 shares; Mr. Finn, 15,174 shares; Mr. Herringer, 3,720 shares; Mr. Latzer, 682 shares; Mr. Watson, 320 shares; all directors and executive officers as a group, 28,600 shares.

(5) Excludes 14,796 shares held by Mr. Herringer's spouse, as to which he has no voting or investment power and as to which he disclaims beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than 10% of the Corporation's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.

  Based solely on the Corporation's review of the reporting forms received by it, and written representations from certain persons that no Form 5 reports were required to be filed by those persons, the Corporation believes that for 1996 all such filing requirements were satisfied.

                     (2) ELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Ernst & Young LLP to audit the financial statements of the Corporation for 1997, subject to the election of such firm by the stockholders at the 1997 Annual Meeting of Stockholders. Ernst & Young LLP has audited the financial statements of the Corporation annually since the formation of the Corporation in 1928. If the stockholders do not elect Ernst & Young LLP, the Board of Directors will consider the selection of other auditors.

  Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement and respond to appropriate questions.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 2.

                           (3) STOCKHOLDER PROPOSAL

  The Corporation has been advised that Emil Rossi, a stockholder of the Corporation, proposes to introduce the following proposal and statement in support thereof at the 1997 Annual Meeting of Stockholders. (Mr. Rossi's address and number of shares held can be obtained upon request from the office of the Secretary of the Corporation):

    "The shareholders of TransAmerica Corporation request the Board of Directors take the necessary steps to amend the company's governing instruments to adopt the following: Beginning on the 1998 TransAmerica Corporation fiscal year all members of the Board of Director's total compensation will be solely in shares of TransAmerica Corporation common stock each year. No other compensation of any kind will be paid. Including, the elimination of retirement benefits to directors, excluding existing contracts with directors."

STATEMENT OF STOCKHOLDER IN SUPPORT OF THE PROPOSAL

    "For many years the Rossi family have been submitting for shareholder vote, at this corporation as well as other corporations, proposals aimed at putting management on the same playing field as the shareholders. This proposal would do just that.

    "A few corporations have seen the wisdom in paying directors solely in stock. Most notably, Scott Paper (now Kimberly Clark) and Travelers. Ownership in the company is the American way. We feel that this method of compensation should be welcomed by anyone who feels they have the ability to direct a major corporation's fortunes.

    "The directors would receive shares each year. If the corporation does well, the directors will make more money in the value of the stock they receive and the dividend that usually rise with more profits. If things go bad, they will be much more inclined to correct things, because it will be coming directly out of their pockets. Instead of the way it is done now, where directors receive the same compensation for good or bad performance."

STATEMENT BY THE BOARD OF DIRECTORS AGAINST THE PROPOSAL

  The Corporation agrees that directors should have a stake in the performance of the Corporation. The Corporation encourages directors to hold shares of the Corporation's common stock and each of the directors is, in fact, a stockholder. Furthermore, the Corporation has had in place since 1990 a stock option program providing for annual grants of options to non-employee directors in order to encourage further stock ownership by directors. In addition, at its December 1996 meeting, the Board of Directors discontinued its existing retirement program for directors effective May 1, 1997 and substituted a program that is based 100% on annual grants of phantom restricted stock, the value of which exactly corresponds to the value of the Corporation's common stock. See Director Compensation and Benefits on page 3. Therefore, under the Corporation's current programs, stock performance substantially impacts overall director compensation.

  However, the Corporation does not believe that it is appropriate to compensate directors solely in stock. Accordingly, the Corporation's compensation program also includes cash and other benefits. In order to provide incentives for individuals of exceptional caliber and experience to serve as directors, the Corporation must offer compensation competitive with other companies with which the Corporation competes for the services of directors.

  The Corporation believes that its current director compensation is competitive and appropriate in light of the responsibilities placed on corporate directors. Moreover, the Corporation has determined that the combination of direct stock ownership, annual stock option grants and grants of phantom restricted stock align the interests of directors with those of the stockholders, while maintaining the flexibility necessary to retain and attract qualified persons to serve as members of the Board of Directors.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST PROPOSAL 3.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

 The Compensation Program

  The Corporation's compensation program is designed to enhance stockholder value by linking a large part of the executives' compensation directly to those aspects of performance that are highly correlated with share price. The objective is to provide executives an opportunity to achieve total compensation at the 75th percentile or above for exceptional performance. The primary components of the compensation program are base salary, an annual cash bonus driven by the Corporation's Value Added performance (see below) and a long-term opportunity to participate in increased stockholder value through grants of stock options.

 Responsibilities of the Management Development and Compensation Committee

  The Management Development and Compensation Committee of the Board of Directors of the Corporation (the "Committee") was established in 1961 and since that time has consisted solely of independent, non-employee directors. The Committee reviews and approves incentive plans, executive benefit programs and perquisites. Annually, the Committee reviews and approves base salaries, bonuses and any other cash payments to executive officers and other key employees. The Committee also grants stock options and restricted stock, approves the terms of such awards and interprets incentive plans, as required. As administrator of the Value Added Incentive Plan, the Committee takes certain actions, including the establishment of target awards prior to the beginning of each plan year, and certifies in writing that performance goals are achieved prior to approving payment of awards under that plan.

  As needed, the Committee engages an executive compensation consultant to review competitive levels of total compensation, including base salary and annual and long-term incentive programs. Additionally, the consultant provides information on the value of individual option awards. The consultant conducts comparative studies, reviews proposed changes related to the Corporation's compensation program, and provides information on general compensation trends. Included in the comparator group of companies are a combination of companies in the S&P Financial Index (excluding banks and savings and loan associations) and a sampling of companies with stockholders' equity of similar size to that of the Corporation, for which data is readily available. The Committee meets without management present to discuss the Chief Executive Officer's performance, base salary and target incentive compensation.

 Elements of the Compensation Program

  The primary elements of the Corporation's compensation program for the Chief Executive Officer ("CEO") and other executive officers of the Corporation are described below.

  Base Salary. Base salaries are reviewed annually by the Committee using
  -----------
competitive data provided by the compensation consultant and considering industry and national trends. Individual salaries are adjusted based on this information and the executive's performance for the preceding year and current responsibilities. On average, salaries of executive officers, including the salary of the CEO, were between the median and 75th percentile of salaries of like positions in comparator companies. The CEO did not receive a base salary increase in 1996 or 1995.

  Annual Incentive Plan. The Value Added Incentive Plan (the "Value Added
  ---------------------
Plan"), approved by stockholders in 1994, covers the CEO and the other named executive officers. The Value Added Plan rewards management for both improving operating results and efficiently employing the Corporation's capital. Awards under the Value Added Plan are based on the Corporation's actual Value Added, which is defined as the Corporation's Adjusted Net Income minus an equity charge, expressed as a percentage of the Corporation's Average Adjusted Equity, all as defined in the Value Added Plan. The only annual incentive award that the Corporation's CEO received in 1996 was an award pursuant to the Value Added Plan.

  The Corporation's Value Added for 1996 generated approximately 97% of target bonuses for plan participants, due to a combination of a slight decrease in net income related to the operating loss at the consumer lending business and a slightly higher cost of capital as compared to the previous year, which were offset by improved operating results at other businesses. The Corporation continues to conscientiously manage the capital utilized in its business. The total amount awarded to other executive officers named in the Summary Compensation Table on page 11 was based substantially on Value Added as described above for the CEO. Additionally, the other executive officers were awarded amounts based on the performance of business units reporting to them and/or the accomplishment of certain strategic goals.

  Stock Option Awards. The Committee believes that stock options are a
  -------------------
superior incentive to motivate key employees to act in the best interests of stockholders. While many publicly held companies have multiple long-term incentive plans, frequently including cash, stock options, and restricted stock, or combinations thereof, stock options are the only continuing long-term incentive that the Corporation's CEO and other named executive officers have received.

  In 1995, stockholders approved adoption of The 1995 Performance Stock Option Plan (the "1995 Plan") and the grants made pursuant to the 1995 Plan. Under the 1995 Plan, which is designed to strongly motivate management to achieve superior stockholder returns, stockholders must realize significant returns on their investment before management can receive any significant gains on their options. The 1995 Plan, together with the Value Added Incentive Plan, strongly focuses the Corporation's senior management on delivering significant stockholder value.

  As approved by the Corporation's stockholders in 1995, the CEO received premium priced options and performance vesting options in 1995. The number of such options that were awarded to the CEO were determined in part based on his not receiving any additional option awards for the three-year period 1995 through 1997. In 1996, no grants were made under the 1995 plan. Certain of the other executive officers received grants in 1996 under the 1985 plan.

 Policy Regarding Deductibility of Compensation

  Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Corporation's CEO and to each of the other four most highly compensated executive officers. The Corporation generally may deduct compensation paid to such an officer only to the extent the compensation does not exceed $1 million during any fiscal year or is "performance-based" as defined in Section 162(m). The Committee considers the net cost to the Corporation in making compensation decisions. Accordingly, the Value Added Incentive Plan, the 1985 Plan, and the 1995 Plan each have been designed or amended to permit the Committee to make payments under those plans that will qualify as performance-based compensation under Section 162(m). Thus, the Corporation will continue to receive a federal income tax deduction for such compensation.

                        Compensation Committee Members

                         Peter V. Ueberroth, Chairman
                                Samuel L. Ginn
                             Robert W. Matschullat
                              Forrest N. Shumway

STOCK PRICE PERFORMANCE

  The following graph shows the cumulative total return (with dividends reinvested) of the Corporation, the S&P 500, and the S&P Financial Index* (adjusted to eliminate banks and savings and loan institutions) over the years 1992 through 1996, inclusive:
                                     LOGO
                        PERFORMANCE GRAPH APPEARS HERE
                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                      AMONG TRANSAMERICA CORPORATION AND
                     S&P 500 INDEX AND S&P FINANCIAL INDEX

                                                            S&P
Measurement Period           TRANSAMERICA      S&P          FINANCIAL
(Fiscal Year Covered)        CORPORATION       500 INDEX    INDEX
---------------------        ---------------   ---------    ----------
Measurement Pt-12/31/1992    $125.99           $107.62      $117.93
FYE 12/31/1993               $154.42           $118.46      $133.30
FYE 12/30/1994               $140.80           $120.03      $132.22
FYE 12/29/1995               $212.85           $165.13      $196.73
FYE 12/31/1996               $236.97           $203.05      $249.92

                              CUMULATIVE TOTAL RETURN AS OF
                                DECEMBER 31ST OF EACH YEAR
                              (ASSUMES $100 WAS INVESTED ON
                                    DECEMBER 31, 1991)
       COMPANY/INDEX
                             ---------------------------------
                             1992   1993   1994   1995   1996
--------------------------------------------------------------
  Transamerica Corporation  125.99 154.42 140.80 212.85 236.97
--------------------------------------------------------------
  S&P 500 Index             107.62 118.46 120.03 165.13 203.05
--------------------------------------------------------------
  S&P Financial Index*      117.93 133.30 132.22 196.73 249.92

  All data for the performance graph was provided by Standard & Poor's Compustat Services.

--------
* Adjusted to exclude banks and savings and loan institutions. The adjusted index consists of the S&P Financial Miscellaneous Index, the S&P Life Insurance Index, the S&P Multi-Line Insurance Index, the S&P Property & Casualty Index and the S&P Personal Loan Index, weighted by market capitalization.

  The following tables contain specific compensation information for the Chief Executive Officer and the next four most highly compensated individuals serving as executive officers of the Corporation at December 31, 1996.

SUMMARY COMPENSATION TABLE

                                                    LONG-TERM
                                                   COMPENSATION
                                                   ------------
                                                      AWARDS
                                                   ------------
                                      ANNUAL
                                   COMPENSATION     SECURITIES
NAME AND PRINCIPAL               -----------------  UNDERLYING     ALL OTHER
POSITION                    YEAR  SALARY   BONUS     OPTIONS    COMPENSATION(1)
------------------          ---- -------- -------- ------------ ---------------
Frank C. Herringer          1996 $975,000 $756,132          0      $125,513
 Chairman, President and    1995  975,000  708,776  1,585,000       103,657
  Chief Executive Office    1994  975,000  561,566    150,000        73,116

Richard H. Finn             1996 $670,000 $300,000          0      $260,363
 Executive Vice President   1995  640,000  375,000    700,000       202,314
                            1994  602,000  400,167     80,000        52,584

Robert A. Watson            1996 $640,000 $300,000     50,000      $ 68,466
 Executive Vice President   1995  306,923  200,000    500,000        22,282

Thomas J. Cusack            1996 $500,000 $300,000          0      $128,797
 Executive Vice President   1995  389,298  296,250    500,000        47,475
                            1994  301,500  167,000     35,000        22,240

Richard N. Latzer           1996 $450,000 $350,000     35,000      $ 80,132
 Senior Vice President and  1995  430,000  300,000    155,000        48,992
  Chief Investment Officer  1994  410,000  215,825     45,000        31,060

--------
(1) For 1996, includes (i) employer matching contributions under the Stock Savings Plan, a 401(k) plan: $1,125 for each of the named executive officers; (ii) employer matching contributions under the Stock Savings Plan Plus, a plan designed to supplement the 401(k) plan: Mr. Herringer, $74,649; Mr. Finn, $45,900; Mr. Watson, $34,377; Mr. Cusack, $33,084; Mr.
    Latzer, $32,634; (iii) employer contributions for additional life, accidental death and dismemberment, and disability insurance: Mr. Herringer, $32,756; Mr. Finn, $71,173; Mr. Watson, $16,460; Mr. Cusack, $7,277; Mr. Latzer, $31,979; (iv) above market interest on deferred compensation: Mr. Herringer, $16,983; Mr. Finn, $165; Mr. Watson, $16,504; Mr. Cusack, $2,311; Mr. Latzer, $14,394; (v) forgiveness of a portion of the principal amount of a loan in connection with relocation and purchase of a new home (see Certain Transactions on page 14): Mr. Finn, $142,000; Mr. Cusack, $85,000.
(2) Mr. Watson became an executive officer in June 1995.

OPTION GRANTS IN LAST FISCAL YEAR

                               PERCENT OF
                                 TOTAL                                    POTENTIAL REALIZABLE VALUE AT
                    NUMBER OF   OPTIONS                                   ASSUMED ANNUAL RATES OF STOCK
                    SECURITIES GRANTED TO                                      PRICE APPRECIATION
                    UNDERLYING EMPLOYEES  EXERCISE OR                          FOR OPTION TERM(4)
                     OPTIONS   IN FISCAL   BASE PRICE                     ------------------------------
NAME                GRANTED(1)    YEAR    ($/SHARE)(2) EXPIRATION DATE(3)       5%             10%
----                ---------- ---------- ------------ ------------------ -------------- ---------------
Frank C. Herringer         0
Richard H. Finn            0
Robert A. Watson      50,000      3.08%      $76.31    February 22, 2006  $    2,400,000 $    6,081,000
Thomas J. Cusack           0
Richard N. Latzer     35,000      2.15%      $76.31    February 22, 2006  $    1,680,000 $    4,257,000

--------
(1) Options granted with an exercise price of $76.31 become exercisable in four annual installments commencing one year from the date of grant. Mr. Watson's options, although granted in 1996, related to the commencement of his employment in June 1995. No stock appreciation rights were granted in 1996.

(2) Subject to the discretion of the Management Development and Compensation Committee, the exercise price and tax withholding obligations may be paid in stock.

(3) The Corporation's stock price on February 22, 2006, the end of the option term, would be $124.30 or $197.93 at appreciation rates of 5% or 10%, respectively. There can be no assurance that such increase, or any increase, in the price of the stock will be achieved.

  The total number of options outstanding as of March 5, 1997 for the five named executive officers as a group and for all employees as a group represents approximately 7.7% and 19.7%, respectively, of the Corporation's outstanding common stock as of that date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                    NUMBER OF
                                              SECURITIES UNDERLYING    VALUE OF UNEXERCISED IN
                                             UNEXERCISED OPTIONS AT      THE MONEY OPTIONS AT
                      SHARES                    DECEMBER 31, 1996        DECEMBER 31, 1996(2)
                     ACQUIRED      VALUE    ------------------------- -------------------------
NAME                ON EXERCISE REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                ----------- ----------- ----------- ------------- ----------- -------------
Frank C. Herringer    46,387    $1,890,154    680,950     1,703,750   $26,416,000  $11,525,000
Richard H. Finn       13,000       501,780    281,700       765,000    10,370,000    5,691,000
Robert A. Watson           0             0     25,000       525,000       494,000    1,616,000
Thomas J. Cusack           0             0    129,300       530,000     4,517,000    2,775,000
Richard N. Latzer          0             0    173,750       216,250     6,282,000    1,753,000

--------
(1) The value realized is the difference between (a) the mean of the high and low prices of the Corporation's common stock for New York Stock Exchange Composite Transactions on the date of exercise and (b) the exercise price of the option, multiplied by the number of shares exercised.

(2) The value of unexercised options is the closing price of the Corporation's common stock for New York Stock Exchange Composite Transactions on December 31, 1996, $79.00, less the exercise price of the option, multiplied by the number of options outstanding.

PENSION PLAN AND SUPPLEMENTAL PENSION PLANS

  The Corporation has had a retirement plan for eligible employees since 1935. Substantially all of the Corporation's subsidiaries participate in the plan. Since applicable federal laws and the pension plan limit certain participants' retirement plan benefits to an amount less than the amount otherwise provided by the formula and prohibit certain compensation from being counted for pension purposes, the Corporation, in accordance with the terms of its Supplemental Pension Plan and SSP+ Supplemental Pension Plan, will make supplemental payments to make up those differences.

                                         YEARS OF SERVICE
                       -------------------------------------------------------------------
   REMUNERATION           10                 15                 20              25 OR MORE
   ------------        --------           --------           --------           ----------
   $  200,000          $ 39,000           $ 59,000           $ 78,000           $   98,000
      400,000            79,000            119,000            158,000              198,000
      600,000           119,000            179,000            238,000              298,000
      800,000           159,000            239,000            318,000              398,000
    1,000,000           199,000            299,000            398,000              498,000
    1,200,000           239,000            359,000            478,000              598,000
    1,400,000           279,000            419,000            558,000              698,000
    1,800,000           359,000            539,000            718,000              898,000
    2,200,000           439,000            659,000            878,000            1,098,000

  As of December 31, 1996, the named executive officers had the following years of benefit service: Mr. Herringer, 18 years; Mr. Finn, 18 years; Mr. Watson, 4 years, Mr. Cusack, 7 years; Mr. Latzer, 8 years.

  The table above shows the total estimated annual retirement benefits payable under all pension plans to employees, including executive officers, upon normal retirement on January 1, 1997 after selected periods of benefit service assuming such employees and their spouses elect a single life annuity rather than a form of joint and survivor or other form of annuity. If another form of annuity was selected, the benefits would generally be lower than those shown in the table.

  The pension plans currently provide for a benefit for each participant, including the named executive officers, (payable as a single life annuity) of 2% of his or her final average compensation (average compensation during the highest 60 consecutive months of his or her final 120 months of employment) less 0.4% of his or her age 65 monthly Social Security-covered compensation, with the result multiplied by years of benefit service (up to a maximum of 25 years). Under the pension plans, an executive's pensionable remuneration or covered compensation means his or her salary and target bonus under the bonus plan(s) applicable to the executive. For each named executive officer, covered compensation for 1996 was within 10% of the total Annual Compensation shown in the Summary Compensation Table on page 11, except that Mr. Latzer's covered compensation of $675,000 was 84% of the total shown in such table. Benefits earned under the pension plans' prior benefit formulas are protected to the extent they exceed benefits earned under the current formula. A participant is fully vested in his or her retirement benefit after five years of service.

SEVERANCE AGREEMENTS

  The Company has entered into severance agreements with each of the executive officers named in the Summary Compensation Table on page 11. The agreements provide that, if the executive is terminated other than for cause, retirement or disability within three years after a change of control of the Corporation or if the executive terminates his employment for good reason within such three-year period or voluntarily during the 30-day period following the first anniversary of the change of control, the executive is entitled to receive a lump sum severance payment equal to three times the sum of his highest target annual compensation during the three years immediately preceding the change in control, together with certain other payments and benefits, including continuation of employee welfare benefits. An additional payment is required to compensate the executive for excise taxes imposed with respect to payments or benefits received due to a change of control (and for any income taxes imposed with respect to such additional payment).

                             CERTAIN TRANSACTIONS

  In July 1993, Mr. Finn entered into an agreement with the Corporation in connection with his relocation to San Francisco pursuant to which the Corporation agreed to loan Mr. Finn $425,000 to assist him with the purchase of a home in the San Francisco Bay Area. The loan, which was made on March 4, 1994, was secured by a deed of trust on Mr. Finn's residence. The loan was interest-free and was forgiven ratably over its three-year term.

  In August 1995, Mr. Cusack entered into an agreement with the Corporation in connection with his relocation to Los Angeles pursuant to which the Corporation agreed to loan Mr. Cusack $425,000 to assist him with the purchase of a home in the Southern California area. The loan, which was made on August 15, 1995, is secured by a deed of trust on Mr. Cusack's residence. The loan is interest-free and is being forgiven ratably over its five-year term provided that Mr. Cusack remains an employee of the Corporation at each successive anniversary date of the loan. In 1996, the principal amount of $85,000 was forgiven, and the current balance of the loan is $340,000. The loan will be forgiven in full if Mr. Cusack dies or becomes permanently disabled, if he terminates his employment for good reason (as defined in the agreement), if the Corporation terminates his employment other than for cause (as defined in the agreement) or if, at the Corporation's request, he sells his home in the Southern California area and relocates in connection with his continued employment by the Corporation. If Mr. Cusack dies or becomes permanently disabled during the term of the loan, the Corporation has agreed to reimburse him or his estate for taxes paid by him or his estate as a result of the forgiveness of the loan. If, during the term of the loan, Mr. Cusack voluntarily terminates his employment with the Corporation (other than for good reason) or the Corporation terminates his employment for cause, the principal amount of the loan then outstanding plus interest at 12% per annum from the date of such termination will become due.

  In 1996, the Corporation and its subsidiaries obtained legal services from the law firm of Pillsbury Madison & Sutro LLP, of which Ms. Rembe is a member, on terms which the Corporation believes were as favorable as would have been obtained from unaffiliated third parties. It is anticipated that such law firm will perform additional legal services for the Corporation and its subsidiaries in 1997.

                            PRINCIPAL STOCKHOLDERS

  Oppenheimer Group, Inc., Oppenheimer Tower, World Financial Center, New York, New York 10281, has filed a statement on Schedule 13G with the Securities and Exchange Commission in which it reported owning, as of December 31, 1996, 9,410,663 shares, or 14.2%, of the Corporation's outstanding common stock. Oppenheimer Group, Inc. reported that it had shared voting power and shared dispositive power with respect to all 9,410,663 shares.

  The Corporation does not know of any other person who is the beneficial owner of more than 5% of the Corporation's outstanding common stock.

                                 OTHER MATTERS

  Management does not know of any matters to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. However, as to any other matters which may properly come before the Annual Meeting, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the designated proxy holders.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

  Any stockholder proposal intended to be presented at the 1998 Annual Meeting of Stockholders of the Corporation must be received by the Corporation no later than November 18, 1997, for inclusion in the Corporation's Proxy Statement and form of proxy relating to such meeting.

San Francisco, California
March 18, 1997

                                      LOGO

                           Printed on Recycled Paper

                               (FRONT OF PROXY)



     THIS PROXY IS BEING SOLICITED ON BEHALF OF
           THE BOARD OF DIRECTORS OF
          TRANSAMERICA CORPORATION
The undersigned hereby appoints Shirley H. Buccieri, Edgar H. Grubb             PROXY
and Frank C. Herringer, each with power of substitution, as proxies of
the undersigned, to attend the Annual Meeting of Stockholders of                TRANSAMERICA
Transamerica Corporation, to be held at The Booth Playhouse in the North        CORPORATION
Carolina Blumenthal Performing Arts Center at Founders Hall, 130 North
Tryon Street, Charlotte, North Carolina on May 1, 1997 at 11:00 a.m.,
and any adjournment thereof, and to vote the number of shares the
undersigned would be entitled to   vote if personally present in the manner     ANNUAL
indicated on this form and in their discretion on any other matter              MEETING OF
which may properly come before the Meeting.                                     STOCKHOLDERS

                                                                                MAY 1, 1997

                                                                                (LOGO)

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD OR ATTEND THE MEETING AND VOTE IN PERSON.

                                (BACK OF PROXY)

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT
OTHERWISE DIRECTED, WILL BE VOTED FOR PROPOSALS
1 AND 2 AND AGAINST PROPOSAL 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

                                     -----

1.   Election of Directors.

     [  ] FOR    [  ] WITHHELD      NOMINEES:
                                    T. Rembe
                                    F.N. Shumway
                                    P.V. Ueberroth

     For, except vote withheld from the following Nominee(s):

     _________________________________________________________

2.   Election of Ernst & Young LLP as independent auditors.

     [  ] FOR    [  ] AGAINST    [  ] ABSTAIN

3.   Stockholder proposal concerning director compensation.


     [  ] FOR    [  ] AGAINST    [  ] ABSTAIN



                         Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                         ____________________________________________

                         ____________________________________________
                         Signature(s)              Date